Exhibit 99.1

Dyax Corp. Announces Third Quarter 2008 Financial Results

CAMBRIDGE, Mass.--(BUSINESS WIRE)--October 22, 2008--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the third quarter ended September 30, 2008. Dyax will host a webcast and conference call at 10 a.m. (ET) this morning to review the financial results and corporate progress for the quarter.

Financial Results

Total revenues for the third quarter ended September 30, 2008 increased to $5.5 million versus $2.6 million for the comparable quarter in 2007. Revenues for the nine months ended September 30, 2008 increased to $12.0 million, as compared to $7.9 million in the comparable nine month period in 2007. The year-to-date increase was primarily due to revenue recognized in relation to license and collaboration agreements, including $2.5 million in additional revenue under the Company’s Licensing and Funded Research Program (LFRP). In 2008, Dyax has also entered into license and collaboration agreements for its proprietary programs, which have provided the Company with upfront payments of $38.2 million to date, excluding agreements under the LFRP. Of this $38.2 million, only $1.6 million has been recognized as revenue through September 30, 2008, with the balance deferred to future periods. Quarterly revenues may fluctuate due to the timing and amount of future milestone payments, the clinical activities of our collaborators and licensees, and the timing and delivery of contractual commitments.

Research and development expenses for the third quarter increased to $16.5 million, as compared to $12.8 million for the comparable period in 2007. For the nine months ended September 30, 2008, research and development expenses increased to $51.6 million, as compared to $48.6 million in the comparable nine month period in 2007. The 2008 increase in research and development expenses was related to higher costs associated with the development of the Company’s lead product candidate, DX-88 (ecallantide), for the treatment of hereditary angioedema (HAE), including the preparation and submission of a Biologics License Application (BLA) with the U.S. Food and Drug Administration (FDA). Other year-to-date changes to research and development costs during 2008 were an increase of $2.9 million in pass-through fees related to licensees’ milestones, $1.3 million in cost savings from the closure of the Belgium research operation and, during the first half of 2008, additional costs related to the clinical development of DX-88 for on-pump cardiothoracic surgery.

In the second quarter of 2008, Dyax closed its Liege, Belgium research facility. Through September 30, 2008, restructuring charges and fixed asset impairments associated with this closure were $4.6 million and $352,000, respectively.

General and administrative expenses for the third quarter increased to $4.9 million, as compared to $3.8 million for the comparable period in 2007. For the nine months ended September 30, 2008, general and administrative expenses increased to $15.6 million, as compared to $11.4 million in the comparable nine month period in 2007. The higher general and administrative costs in 2008 were primarily due to increased infrastructure to support the planned commercialization of DX-88 for HAE.

During August 2008, Dyax entered into a $50 million loan agreement with Cowen Healthcare Royalty Partners secured by the Company’s LFRP. Proceeds were used, in part, to repurchase an existing LFRP revenue interest held by Paul Royalty Fund. In connection with this transaction, during the third quarter, the Company recorded a one-time charge of $8.3 million for the early extinguishment of the original note payable. The resulting net proceeds to the Company from the loan and repurchase were approximately $15 million, before transaction costs.

Excluding the one-time charge of $8.3 million for extinguishing the Paul Royalty Fund debt, the net loss was $18.3 million and $64.6 million for the quarter and nine months ended September 30, 2008, respectively. Including this one-time charge, Dyax reported a net loss of $26.6 million or $0.43 per share for the quarter ended September 30, 2008, as compared to a net loss of $15.3 million or $0.26 per share for the comparable quarter in 2007. For the nine months ended September 30, 2008, Dyax reported a net loss of $72.9 million or $1.19 per share, as compared to a net loss of $53.2 million or $1.05 per share for the comparable nine month period in 2007.

As of September 30, 2008, Dyax had cash, cash equivalents, and short-term investments totaling $74.5 million, exclusive of restricted cash, which represents an $11.1 million increase over the balance of $63.4 million at December 31, 2007.

Corporate Progress and Guidance

Henry E. Blair, Chairman, President and Chief Executive Officer of Dyax, commented, “During the quarter we announced two major milestones for the DX-88 HAE program. First, positive topline results for the second Phase 3 placebo-controlled trial, EDEMA4. This was followed by the submission of a BLA with the FDA for approval of DX-88 for treating acute attacks of HAE. The BLA marks the culmination of a robust and comprehensive HAE clinical development program.”

“Dyax will continue to build on the momentum of the third quarter, with several milestones expected over the fourth quarter including regulatory response to the BLA submission for DX-88 in HAE,” stated Mr. Blair. “Other milestones include the execution of two additional components of the Company’s DX-88 global commercialization strategy: completion of a partnership for DX-88 in angiodemas outside the U.S., as well as the expanded clinical development of DX-88 in other angioedemas.”

2008 Guidance

George Migausky, Executive Vice President and Chief Financial Officer of Dyax, stated, “In 2008, we completed several partnerships and financial transactions, including deals with sanofi-aventis, Cubist Pharmaceuticals and Cowen Healthcare Royalty Partners, among others. With these deals already in place, our net cash consumption for 2008 would be less than $20 million, an amount that is significantly lower than 2007. We are taking steps to further reduce our cash burn through additional partnerships and collaborations. At this time, we have sufficient cash reserves to fund operations well into 2009.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session.

Date:	Wednesday, October 22, 2008
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 866-314-4483
International callers, dial 617-213-8049
Passcode 71999116
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through November 22, 2008 and may be accessed by dialing 888-286-8010. International callers should dial 617-801-6888. The replay passcode for all callers is 38317798. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on oncology and inflammatory indications. Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development. Dyax’s lead product candidate is DX-88 (ecallantide), a recombinant small protein that is currently being evaluated for its therapeutic potential in two separate indications. On September 24, 2008, Dyax announced the submission of its Biologics License Application with the U.S. Food and Drug Administration for approval of DX-88 for the treatment of hereditary angioedema (HAE). DX-88 has orphan drug designation in the U.S. and E.U., as well as Fast Track designation in the U.S., for the treatment of acute attacks of HAE. Additionally, DX-88 is being evaluated for the prevention of blood loss during on-pump cardiothoracic surgery (CTS) through its partner Cubist Pharmaceuticals. Dyax licensed to Cubist the intravenous formulation of DX-88 for surgical indications in North America and Europe. DX-88 and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly with over 70 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents. Dyax is headquartered in Cambridge, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

Disclaimer

This press release contains forward-looking statements regarding Dyax Corp. These statements include statements regarding Dyax’s future cash resources, its projected use of cash, the progress of the ongoing clinical trials of DX-88, and the prospects for future collaborations. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: the timing and results of clinical trials, regulatory review and approval of Dyax’s product candidates, intense competition, including in the areas of DX-88’s planned indications, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products, the uncertainty of negotiations with potential partners and collaborators. Dyax’s changing requirements and costs associated with planned research and development activities, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are registered trademarks of Dyax Corp. EDEMA4 is a registered service mark of Dyax.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(In thousands, except share and per share data)

Product development and license fee revenues	$5,490	$2,648	$11,964	$7,925

Operating expenses:
Research and development	16,502	12,799	51,641	48,635
less: Research and development expenses reimbursed by joint venture	-	-	-	(7,000)
Equity loss in joint venture	-	-	-	3,831
Liege restructuring costs	876		4,631	-
Impairment of fixed assets	-	-	352	-
General and administrative	4,878	3,799	15,645	11,376
Total operating expenses	22,256	16,598	72,269	56,842

Loss from operations	(16,766)	(13,950)	(60,305)	(48,917)

Interest income (expense), net	(1,609)	(1,362)	(4,317)	(4,323)
Loss on extinguishment of debt	(8,264)	-	(8,264)	-

Net loss	$(26,639)	$(15,312)	$(72,886)	$(53,240)

Basic and diluted net loss per share	$(0.43)	$(0.26)	$(1.19)	$(1.05)

Shares used in computing basic and diluted net loss per share	62,439,236	57,904,980	61,173,457	50,603,791
SELECTED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands)
Cash, cash equivalents and short-term investments	$74,530	$63,411
Restricted cash	2,888	4,483
Working capital	32,657	53,115
Total assets	91,029	83,615
Deferred revenue	50,484	9,507
Stockholders' equity	(27,968)	29,496

CONTACT:
Dyax Corp.
Ivana Magovčević-Liebisch, 617-250-5759
Executive Vice President
of Administration and General Counsel
imagovcevic@dyax.com
or
Nicole Jones, 617-250-5744
Director, Investor Relations
njones@dyax.com